Exhibit 10.1
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 16th day of May, 2009 (the “Effective Date”), by and between ARCADIA PRODUCTS, INC., a Delaware corporation (the “Stockholder”), and AEROCARE HOLDINGS, INC., a Delaware corporation (the “Buyer”) (each a “Party” or collectively the “Parties”).
R E C I T A L S :
     A. The Stockholder is the record and beneficial owner of: (1) an aggregate of one thousand (1,000) shares (“Beacon/Georgia Shares”) of the common stock, $1.00 par value per share, of BEACON RESPIRATORY SERVICES OF GEORGIA, INC., a Delaware corporation (“Beacon/Georgia”), constituting all of the issued and outstanding shares of capital stock of Beacon/Georgia as of the date of this Agreement; (2) an aggregate of ten thousand (10,000) shares (the “Lovell Shares”) of the common stock, $1.00 par value per share, of LOVELL MEDICAL SUPPLY, INC., a North Carolina corporation (“Lovell”), constituting all of the issued and outstanding shares of capital stock of Lovell as of the date of this Agreement; and (3) an aggregate of one thousand (1,000) shares (the “Trinity Shares”) of the common stock, $0.01 par value per share, of TRINITY HEALTHCARE OF WINSTON-SALEM, INC., a Georgia corporation (“Trinity”), constituting all of the issued and outstanding shares of capital stock of Trinity as of the date of this Agreement (the Beacon/Georgia Shares, Lovell Shares and Trinity Shares are sometimes herein referred to collectively as the “Shares”, and Beacon/Georgia, Lovell and Trinity are sometimes herein referred to collectively as the “Corporations” and individually as a “Corporation”).
     B. Beacon/Georgia conducts business operations in the States of Georgia and South Carolina, Lovell conducts business operations in the State of North Carolina, and Trinity conducts business operations in the States of Georgia and North Carolina, and each Corporation is engaged in the business of durable medical equipment and respiratory therapy (collectively, the “Business”).
     C. Stockholder desires to sell to Buyer, and Buyer desires to purchase from Stockholder, all of the Shares, upon the terms and conditions herein set forth.
     NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Parties hereto agree as follows:
     1. Incorporation of Recitals. The Recitals made above are incorporated into and made part of this Agreement by this reference thereto.
     2. Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, Stockholder hereby sells, transfers and assigns to Buyer, and Buyer hereby purchases from Stockholder, all of the Shares. Stockholder hereby delivers to Buyer certificates evidencing the Shares duly endorsed to Buyer.
     3. Purchase Price; Method of Payment; Contingent Cash Consideration; Reductions to Cash Consideration; Cash of the Corporations; Revenues and Proceeds from Payment of Receivables of the Corporations; Accounts Payable of the Corporations; Allocation of Purchase Price; Weekly Reconciliation; Etc.
          a. Purchase Price; Method of Payment; Wire Transfers to Certain Creditors. The total consideration from Buyer to Stockholder in exchange for the Shares is: (I) Four Million Two Hundred Seventy-Five Thousand Dollars ($4,275,000) in cash (the “Cash Consideration”), less the aggregate amounts set forth in Section 3.c hereof (if any), plus (II) Four Hundred Seventy-Five Thousand Dollars ($475,000) in cash, subject to offsets and reductions as set forth in Section 3.b hereof (the “Contingent Cash Consideration”) (the Cash Consideration and Contingent Cash Consideration are collectively referred to herein as the “Purchase Price”). The Cash Consideration, less the aggregate amounts set forth in Section 3.c hereof (if any) and less $1,173,527 (representing the aggregate amount to be wired to certain creditors of the Stockholder as described at the end of this Section 3.a), will be paid by Buyer to Stockholder on the Closing Date (or on the next banking day following the Closing Date if all documents contemplated to be executed at Closing were fully executed after 12:01 p.m., E.D.T., on the Closing Date) by wired funds to Stockholder’s account number as set forth on the Schedule of Wire Instructions attached hereto as Exhibit 3-A. The Contingent Cash Consideration shall be payable pursuant to the terms of Section 3.b hereof. The Stockholder requests and authorizes Buyer to redirect a portion of the Cash Consideration due at Closing to the following creditors of Stockholder in the following amounts: (1) $391,176 to Jana Master Fund, Ltd. pursuant to wire transfer instructions provided by Stockholder to Buyer on or before the Closing Date; and (2) $782,351 to Vicis Capital Master Fund pursuant to wire transfer instructions provided by Stockholder to Buyer on or before the Closing Date.
          b. Contingent Cash Consideration. The Contingent Cash Consideration shall be held back by Buyer without interest, during the period commencing on the Closing Date and ending three hundred sixty (360) days after the Closing Date (the “Hold Back Period”), to secure all obligations of Stockholder to Buyer (whether such obligations are pursuant to this Agreement or pursuant to any other agreement between Buyer and Stockholder) , including but not limited to all of the obligations of Stockholder to Buyer set forth in: (A) Section 3.e hereof entitled Revenues and Proceeds from Payment of Receivables of the Corporations; (B) Section 3.f hereof entitled Accounts Payable of the Corporations; (C) Section 4 hereof entitled Right of Offset Against the Contingent Cash Consideration; and (D) Section 13 hereof entitled Indemnification; Remedies.
               i. Offset and Reduction of Contingent Cash Consideration in the Event of Default. In the event Stockholder fails to meet any of its obligations to Buyer under this Agreement, or otherwise is in default of any provision of this Agreement (each such failure is sometimes herein referred to as a “default” or an “event of default”), Buyer shall give written notice of the alleged default to Stockholder. Upon the passage of not less than thirty (30) days from receipt of said notice of alleged default from Buyer (unless during such thirty (30) day period, Buyer shall have received notice from Stockholder that Stockholder has elected to defend the dispute pertaining to an event of default involving a debt or liability), the Buyer may at any time thereafter wholly or partially make offset against and thereby reduce the amount of Contingent Cash Consideration payable to Stockholder hereunder. Notwithstanding the foregoing, in the case of a “Dispute” (as defined in Section 13 of this Agreement), the provisions of Section 13 of this Agreement applicable to a “Dispute” shall govern, and no offset and reduction against the Contingent Cash Consideration shall occur until the applicable “Dispute” is resolved in accordance with the provisions of Section 13 hereof.
               ii. Partial Release and Final Release; Effect of Release of Contingent Cash Consideration. One Hundred Sixty Thousand Dollars ($160,000) of the Contingent Cash Consideration, less any amounts previously offset and reduced by Buyer pursuant to this Agreement, shall be released to Stockholder on or before that date which is one hundred twenty (120) days after the Closing Date (the “First Partial Release Date”), One Hundred Sixty Thousand Dollars ($160,000) of the Contingent Cash Consideration, less any amounts previously offset and reduced by Buyer pursuant to this Agreement, shall be released to Stockholder on or before that date which is two hundred forty (240) days after the Closing Date (the “Second Partial Release Date”), and the remaining Contingent Cash Consideration (not released to Stockholder on the First Partial Release Date or Second Partial Release Date), less any amounts previously offset and reduced by Buyer pursuant to this Agreement, shall be released to Stockholder on or before that date which is three hundred sixty (360) days after the Closing Date (the “Final Release Date”), provided, however, that notwithstanding anything contained in this Agreement to the contrary, the right of Buyer to make offset against and reduce the Contingent Cash Consideration shall extend past the First Partial Release Date, Second Partial Release Date and/or Final Release Date in the event: (i) a claim is in dispute at the time of the First Partial Release Date, Second Partial Release Date and/or Final Release Date and, in such instance, the Buyer’s right to make offset against and reduce the Contingent Cash Consideration shall not terminate until after the settlement of such claim or claims; or (ii) the Contingent Cash Consideration to be reduced pursuant to Section 4 of this Agreement has not been finally determined and, in such instance, the Buyer’s right to make offset against and reduce the Contingent Cash Consideration shall not terminate until such time as all calculations required by Section 4 hereof have been finally determined and all reductions of the Contingent Cash Consideration required by Section 4 hereof (if any) have been made. In the event the right of offset is extended past the First Partial Release Date, Second Partial Release Date and/or Final Release Date because a claim is in dispute, Contingent Cash Consideration having a value equal to that amount which is 130 percent of the amount of the claim asserted by Buyer shall continue to be held back by Buyer past the First Partial Release Date, Second Partial Release Date and/or Final Release Date until such claim is resolved.
          c. Reductions to Cash Consideration. The Cash Consideration to be delivered at Closing shall be reduced, dollar for dollar, by the aggregate amount of ZERO DOLLARS ($-0-), which amount Stockholder represents and warrants is sufficient to reduce the Corporations’ “Aggregate Existing Obligations” (as defined in Section 6.d hereof) to Zero Dollars ($-0-). Stockholder represents and warrants to Buyer that the following obligations, which otherwise would have reduced the amount of the Cash Consideration to be delivered at Closing, were satisfied by payment in full prior to the Closing Date: (A) $71,289.83, representing the amount owed by Stockholder and/or its affiliates to GMAC through the Effective Date; (B) $25,000.00, representing the final settlement obligation owed by Arcadia Resources, Inc. and/or its affiliates to Dargon Smith, Jr. and Sue Smith in settlement of Case Nos. 2008-CP-15-172 and 492 (collectively, the “Smith Cases”), each filed in the County of Colleton, State of South Carolina; and (C) $5,915.22, representing the final installments owed by Arcadia Resources, Inc. and/or its affiliates to Parelsu II, LLP under that certain letter agreement dated November 20, 2008, which letter agreement set forth the terms pertaining to the settlement of that certain lease dispute involving leased property having a street address of 416A Robertson Blvd., Walterboro, South Carolina 29488. Stockholder shall provide to Buyer, on or before the Closing Date, confirmation of the payment of such amounts (including, in the case of the GMAC payment, copies of the electronic receipts of such payments/payoffs to GMAC), and shall provide to Buyer post-Closing, a copy of the signed Release and Indemnification Agreement pertaining to the Smith Cases, promptly after such document has been executed by Dargon Smith, Jr. and Sue Smith.
Not later than that date which is ten (10) days from the Closing Date, Stockholder shall cause to be obtained from the following secured parties, and filed with the Secretary of State of Delaware for Beacon/Georgia, the Secretary of State of North Carolina for Lovell and the Secretary of State of Georgia for Trinity, Form UCC-3 Termination Statements terminating the following Form UCC-1 Financing Statements:
(1)	Form UCC-1 Financing Statement, filed on April 1, 2008, listing Jana Master Fund, Ltd as Secured Party and Beacon/Georgia as Debtor;

(2)	Form UCC-1 Financing Statement, filed on April 1, 2008, listing Jana Master Fund, Ltd as Secured Party and Lovell as Debtor; and

(3)	Form UCC-1 Financing Statement, filed on April 2, 2008, listing Jana Master Fund, Ltd as Secured Party and Trinity as Debtor.
Except for the above referenced UCC-1 Financing Statements of Jana Master Fund, Ltd., Stockholder is not aware of any other active UCC-1 Financing Statements imposing a lien on or otherwise encumbering any of the assets of the Corporations, nor has Stockholder or any of such Corporations authorized the filing of any UCC-1 Financing Statements from January 1, 2009 through the Closing Date which would impose a lien on or otherwise encumber any of the assets of the Corporations.
          d. Cash of the Corporations. Stockholder is entitled to the cash and cash balances of each Corporation pertaining to the operation of the Business through May 15, 2009 (the “Excluded Cash”), and Buyer is entitled to the cash and cash balances of each Corporation pertaining to the operation of the Business after May 15, 2009. In the event the Excluded Cash has not been reduced to Zero Dollars ($0) as of the Closing Date, the Buyer agrees to remit to Stockholder the remaining portion of the Excluded Cash. In the event the Excluded Cash is a negative amount for any reason (e.g., overdrafts, outstanding checks which have not cleared, etc.), the Stockholder shall immediately make payment to Buyer in such amount as will bring the negative balance back to Zero Dollars ($0).

          e. Revenues and Proceeds from Payment of Receivables of the Corporations. Stockholder is entitled to all revenues and proceeds actually received by each Corporation on or before May 15, 2009 as a result of the payment of accounts receivable generated by each Corporation’s operation of its respective Business through May 15, 2009 (collectively, the “Excluded Accounts Receivable Proceeds”). Buyer, through each of the Corporations, is entitled to all revenues and proceeds received on and after May 16, 2009 as a result of the payment of accounts receivable generated by each Corporation’s operation of its respective Business (collectively, the “Included Accounts Receivable Proceeds”). Notwithstanding anything contained in this Agreement to the contrary, any Medicare refunds or recoupments pertaining to any Excluded Accounts Receivable Proceeds shall be the responsibility of Stockholder and its ultimate parent corporation, Arcadia Resources, Inc., a Nevada corporation, and their successors and assigns. Notwithstanding anything in this Agreement to the contrary, for a five (5) year period following the Closing Date, Stockholder indemnifies and holds each Corporation and the Buyer harmless from and against any and all such Medicare refunds or recoupments and from any other liabilities, obligations or claims of any kind pertaining to the Excluded Accounts Receivable Proceeds, and any business activity related thereto, and authorizes Buyer to make offset against the Contingent Cash Consideration in the event Buyer has a claim against Stockholder pursuant to this indemnification.
          f. Accounts Payable of the Corporations. Stockholder hereby agrees, and Arcadia Resources, Inc. and RKDA, Inc. in their respective Guaranty Agreements shall be required to agree, that: (A) Stockholder, Arcadia Resources, Inc. and RKDA, Inc. shall be and hereby are jointly and severally liable for all of the accounts payable obligations of each of the Corporations (whether due and owing, not yet due and owing, billed or unbilled, accrued or not accrued or contingent or not contingent), pertaining to the operation of the Business through May 15, 2009, including but not limited to all of the accounts payable listed on the Schedule of Accounts Payable Data attached hereto as Exhibit 6-R, which Stockholder represents and warrants is an accurate and complete list of all of such accounts payable through the close of business on April 30, 2009, with respect to the A/P schedule through April 30, 2009 delivered by Stockholder to Buyer at Closing (the “April 30, 2009 A/P Schedule”), and an accurate and complete list of all of such accounts payable through the close of business on May 15, 2009, with respect to the A/P schedule through May 15, 2009 to be delivered by Stockholder to Buyer post-closing (the “May 15, 2009 A/P Schedule”) (collectively, the “Pre-Existing Accounts Payable Obligations”) and that Exhibit 6-R includes all of the accrued payroll of each of the Corporations through April 30, 2009 (with respect to the April 30, 2009 A/P Schedule) and through May 15, 2009 (with respect to the May 15, 2009 A/P Schedule), and all of the accrued vacation obligations of each of the Corporations through April 30, 2009 (with respect to the April 30, 2009 A/P Schedule) and May 15, 2009 (with respect to the May 15, 2009 A/P Schedule); and (B) Stockholder, Arcadia Resources, Inc. and RKDA, Inc. shall cause the Pre-Existing Accounts Payable Obligations (other than those disputed in good faith without any impact on the respective Businesses of the Corporations, which dispute status shall in no way alter the provisions of this Section 3.f which place sole responsibility for payment of any Pre-Existing Accounts Payable Obligations on Stockholder, Arcadia Resources, Inc. and RKDA, Inc., and not on Buyer) to be paid when due and shall, in any event, pay off and satisfy in full all of such Pre-Existing Accounts Payable Obligations no later than by that date which is ninety (90) days from the Closing Date, as to Pre-Existing Accounts Payable Obligations listed on Exhibit

6-R, and by that date which is one-hundred ten (110) days from the Closing Date, as to Pre-Existing Accounts Payable Obligations not listed on Exhibit 6-R (that date which is one-hundred ten (110) days from the Closing Date is herein referred to as the “Final Date for A/P Payments”), provided, however, that any portion of the Pre-Existing Accounts Payable Obligations consisting of accrued payroll obligations through May 15, 2009, shall be paid in full by Stockholder or Stockholder’s ultimate parent corporation, Arcadia Resources, Inc., on or before June 15 2009, and any portion of the Pre-Existing Accounts Payable Obligations consisting of accrued vacation obligations through May 15, 2009, shall be paid in full by Stockholder or Stockholder’s ultimate parent corporation, Arcadia Resources, Inc. on or before June 15, 2009, such that all of the employees of each Corporation as of May 16, 2009 will have no accrued payroll owing to any of them by each such Corporation for periods before such date nor will have any accrued vacation owing to them by each such Corporation for periods before such date. In the event Stockholder, Arcadia Resources, Inc. and/or RKDA, Inc. fail to pay in full all Pre-Existing Accounts Payable Obligations by the Final Date for A/P Payments, Buyer shall have the right in the exercise of its sole discretion, but not the obligation, to pay any of the Pre-Existing Accounts Payable Obligations on behalf of Stockholder, Arcadia Resources, Inc. and RKDA, Inc. and make offset against the applicable portion of any Contingent Cash Consideration to be delivered by Buyer to Stockholder pursuant to Section 3.b hereof. In the event of such non-payment by Stockholder, Arcadia Resources, Inc. and/or RKDA, Inc. of all of the Pre-Existing Accounts Payable Obligations by the Final Date of A/P Payments, Buyer shall also have all other remedies set forth in this Agreement or under applicable law. Notwithstanding anything in this Agreement to the contrary, after the Final Date for A/P Payments, the Buyer shall at all times have the right to make written demand on the Stockholder to pay any Pre-Existing Accounts Payable Obligations which became known or arose after the Final Date for A/P Payments and, in such event, the Stockholder shall pay the Pre-Existing Accounts Payable Obligations within fifteen (15) business days from the date of receipt of such written demand and shall provide Buyer with such proof of payment as Buyer may reasonably request. Stockholder covenants and agrees to deliver the May 15, 2009 A/P Schedule to Buyer on or before May 31, 2009. Stockholder represents and warrants to Buyer that Stockholder is not aware of any accounts payable obligations incurred after April 30, 2009 through May 15, 2009, which are outside the ordinary course of business or which involve accounts payable obligations of a different type or category than those accounts payable obligations listed on the April 30, 2009 A/P Schedule. Stockholder has disclosed to Buyer that the April 30, 2009 A/P Schedule and the May 15, 2009 A/P Schedule may also include accounts payable data pertaining to business entities other than the Corporations due to the difficulty of separating out and segregating such data.
          g. Allocation of Purchase Price. The Purchase Price shall be allocated among the assets of each Corporation as set forth on Exhibit 3-G, which allocation shall be jointly prepared and agreed to by Buyer and Stockholder and attached to this Agreement no later than by June 30, 2009. It is agreed that the allocations under this Section will be binding on all parties for Federal, state, local and other tax purposes in connection with this sale, and will be consistently reflected by each Party on its tax returns. The Parties shall execute and attach hereto as Exhibit 3-H, not later than by June 30, 2009, any forms required by Section 338(h)(10) of the Internal Revenue Code, as amended, on the subject of the allocation of the Purchase Price among the assets of each of the Corporations, and Buyer shall allocate the Purchase Price among the assets of each Corporation in accordance with such forms.
          h. Weekly Reconciliation; Progress Updates on A/P Payoffs. Commencing during the week of May 18, 2009, and weekly thereafter or on such other periodic basis as the parties hereto shall agree, and for so long as is reasonably necessary to accomplish the objectives set forth in this subsection, a representative of the Buyer and representative of the Stockholder shall meet on such basis as they shall decide (whether in person, telephonically or electronically via e-mail) in an effort to reconcile the various obligations of the parties under this Agreement, including without limitation, the allocation of cash in the Corporation, the distribution of proceeds from accounts receivable, the status of payoffs of accounts payable, the settlement and proper allocation of pre-Closing and post-Closing expenses (such as rent and similar expenses), including expenses paid by one party which should properly be allocated to the other party, adjustments for the underpayment of any liabilities which should have been paid in full at Closing, etc. Such representatives may establish whatever procedures and worksheets for such reconciliation as they may reasonably determine. The Stockholder shall prepare and submit to Buyer, on those dates which are thirty (30), sixty (60), ninety (90) and one hundred ten (110) days from the Closing Date, a detailed written status update on the progress made to date in the payment of all of the accounts payable required to be paid off pursuant to Section 3.f hereof (each, an “A/P Status Report”). Stockholder covenants and agrees that each A/P Status Report will confirm to Buyer that Stockholder, Arcadia Resources, Inc. and RKDA, Inc. have been diligent in their efforts to pay off such accounts payable and that such obligated entities have made a reasonable effort to cause such accounts payable to be paid off on a timely basis.
          i. Rossville Billing Center Transition. The terms and conditions set forth on that certain List of Agreements Pertaining to the Rossville Billing Center Transition, attached hereto as Exhibit 3-I, have been agreed to by Stockholder and Buyer, and all of such terms and conditions are hereby incorporated into this Agreement by this reference thereto and made a part hereof. All references to “Arcadia” on Exhibit 3-I shall refer to Stockholder and/or Arcadia Resources, Inc. (as the context shall require or permit), and Stockholder represents to Buyer that Stockholder is the tenant under the current lease pertaining to the Rossville, Indiana Billing Center location, and that Arcadia Resources, Inc. is the current employer of the billing center personnel but has authorized Stockholder to enter into the terms set forth on Exhibit 3-I on its behalf.
          j. Assignment of Rights. Stockholder acknowledges that Stockholder entered into certain material agreements with certain employees of the Corporations rather than have the applicable Corporation enter into such agreements. Stockholder hereby assigns any and all rights (but not obligations) which Stockholder has under any and all employment agreements, confidentiality agreements, non-competition agreements, non-solicitation agreements and any other agreements containing restrictive covenants, which pertain to any current or former employees of any of the three Corporations, including but not limited to that certain Non-Competition Agreement dated as of August 25, 2006, by and among the Stockholder and Darian Byrd a/k/a Herbert Darian Byrd, Jerry Lovell, Donald H. Martinat III, Kathryn Martinat, Harvey Arrington, Jean Arrington a/k/a Imogene Arrington, Randall Strickland and Tonda Strickland (the “2006 Non-Compete Agreement”). Stockholder represents and warrants to Buyer that the

2006 Non-Compete Agreement is in full force and effect based on the form of such document as of August 25, 2006, that the 2006 Non-Compete Agreement has not been amended or previously assigned, and that the scope of the restrictive covenants set forth in the 2006 Non-Compete Agreement have not been limited or reduced in scope or duration.
          k. Reimbursement of Rent at Winston-Salem Location. After the Closing, Stockholder plans to continue to use, for a short period, a portion of the space at the Winston-Salem, North Carolina, location of a Corporation. In exchange for such use, Stockholder agrees to pay Buyer the sum of One Thousand Dollars ($1,000) per month (prorated for periods which are less than a full month), with such amount due when rent is due under the applicable Winston-Salem lease agreement. Either party may terminate this arrangement by providing written notice to the other party.
          l. CPAP Supply Inventory. Stockholder represents to Buyer that one of the Corporations maintains CPAP supply inventory (segregated by location) at its Winston-Salem, North Carolina location, including CPAP supply inventory segregated for locations of the Stockholder in the Midwest region of the United States (the “Midwest CPAP Supply Inventory”). On or before the close of business on the Closing Date, Stockholder shall notify Buyer in writing or by e-mail whether or not it has further need for any of the Midwest CPAP Supply Inventory after the Closing Date. If Stockholder discloses to Buyer that it no longer has a need for any of the Midwest CPAP Supply Inventory after the Closing Date (or if Stockholder fails to notify Buyer in writing or by e-mail of such need before the close of business on the Closing Date), the Midwest CPAP Supply Inventory shall be deemed to be owned solely by Buyer as of the Closing Date for no additional consideration. If Stockholder discloses to Buyer before the close of business on the Closing Date that Stockholder has a further need for CPAP supplies, then Buyer agrees to continue to ship CPAP supplies to Stockholder’s Midwest locations (out of the segregated Midwest CPAP Supply Inventory) as Stockholder shall request, at no cost to Stockholder except for related shipping costs, until the earlier of the following dates: (A) the date on which the segregated Midwest CPAP Supply Inventory runs out; or (B) May 31, 2009. After May 31, 2009, Buyer may, in the exercise of its sole discretion, continue to honor Stockholder requests for CPAP supplies but, if Buyer agrees to ship out any CPAP supplies for Stockholder after May 31, 2009, Stockholder agrees to pay Buyer an amount equal to the fair cost of such CPAP supplies plus related shipping costs.
          m. Pitney Bowes Postage Metering Equipment. Stockholder has disclosed to Buyer that Stockholder or a Corporation may be obligated under three (3) lease arrangements involving Pitney Bowes postage metering equipment (the “Pitney Bowes Equipment”) located at the Smyrna, Georgia location (lease with fixed term), Huntersville, North Carolina location (month to month lease), and Winston-Salem, North Carolina location (month to month lease). Within thirty (30) days following the Closing Date, Buyer shall evaluate its needs regarding the Pitney Bowes Equipment and, if Buyer determines it has no need for the Pitney Bowes Equipment at a particular location, Buyer will notify Stockholder of that fact and Stockholder shall retrieve the applicable Pitney Bowes Equipment and assume any related lease obligations or, in the case of the month to month leases, shall have Buyer return the applicable Pitney Bowes Equipment to Pitney Bowes at Stockholder’s expense. In the event Buyer decides to keep any

Pitney Bowes Equipment, Buyer shall assume the related lease obligations and agrees to execute any documents required to reflect such assumption.
     4. Right of Offset Against the Contingent Cash Consideration. In addition to any other rights of offset or reduction set forth in this Agreement, in the event that: (i) any of the Corporations have any debts or liabilities of any kind as of the Effective Date, other than the debts and liabilities of each such Corporation described on, and not in excess of the dollar amounts listed on, the Schedule of Liabilities attached hereto as Exhibit 6-D (the “Liabilities Deficiency”), or (ii) any of the Corporations have, since January 31, 2009, made expenditures or incurred obligations or liabilities, except in the ordinary course of business; discharged or satisfied any liens or encumbrances, except in the ordinary course of business; declared or made any payment or distribution (excluding inter-company cash transactions in the ordinary course of business) to Stockholder or purchased or redeemed any of its common capital stock or agreed to do so; mortgaged, pledged or subjected to lien or encumbrance any of its assets; sold or transferred any assets, except in the ordinary course of business; suffered any damage or loss (whether or not covered by insurance), materially affecting its properties; waived any rights of substantial value; or entered into any transaction other than in the ordinary course of business (the “Subsequent Event Deficiency”), or (iii) any debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) (the “Obligations”), other than those subject to subsections (i) and (ii) of this Section 4, become known, are uncovered or arise after the Effective Date, which Obligations pertain to any actions, omissions, debts, liabilities or obligations of any of the Corporations or Stockholder, created or arising on or before the Effective Date (said Obligations are hereinafter referred to as the “Contingent Liability”) (a Liabilities Deficiency, Subsequent Event Deficiency or Contingent Liability is sometimes herein referred to as a “Claim”); then, and in any of such events, Buyer shall have the right, during the Hold Back Period (or after the Hold Back Period if permitted under Section 3.b.ii hereof), to make offset against the Contingent Cash Consideration in accordance with the terms and conditions of Section 3.b hereof, in amounts from time to time equal to any Liabilities Deficiency, Subsequent Event Deficiency or Contingent Liability which becomes known, is uncovered or arises during the three hundred sixty (360) day period after the Closing Date (subject, however, in the event of a “Dispute”, to the provisions of Section 13 hereof applicable to a “Dispute”). During the three hundred sixty (360) day period following the Closing Date, in the event Buyer makes written request to Stockholder hereunder for Stockholder to pay any Liabilities Deficiency, Subsequent Event Deficiency or Contingent Liability, and Stockholder fails to make the requested payment within thirty (30) days from the date of such written request (said thirty (30) day period hereinafter referred to as the “Notice Period”), Buyer shall have the right to make offset against and reduce the Contingent Cash Consideration, in accordance with the terms and conditions of Section 3.b hereof, in amounts from time to time equal to the amount of any Liabilities Deficiency, Subsequent Event Deficiency or Contingent Liability which becomes known, is uncovered or arises during the three hundred sixty (360) day period following the Closing Date (subject, however, in the case of a “Dispute”, to the provisions of Section 13 hereof applicable to a “Dispute”), and Stockholder agrees to allow Buyer to make offset against and reduce the Contingent Cash Consideration as provided in this Agreement. Except as provided in Section 3.b.ii hereof, Buyer’s right of offset against the Contingent Cash Consideration shall terminate on that date which is three hundred sixty (360) days from the Closing Date; provided, however, that notwithstanding anything contained in this Agreement to the contrary, the rights of offset shall extend past the First Partial Release Date, Second Partial Release Date and/or Final Release Date (the “Applicable Release Date”) in the event a Claim is in dispute at the time of the Applicable Release Date and, in such instance, the right of offset shall not terminate until after the settlement of such Claim or Claims. In the event the right of offset is extended past the Applicable Release Date because a Claim is in dispute, that amount of Contingent Cash Consideration equal to the amount of such claim, plus a reserve equal to 30% of the amount of such Claim, shall continue to be held back by Buyer past the Applicable Release Date until such Claim is resolved, with the remaining Contingent Cash Consideration released to Buyer within fifteen (15) days after the Applicable Release Date. Subject to Section 13 hereof, Buyer shall be entitled to reimbursement from Stockholder of the amount of any reasonable legal fees and expenses (including court costs and the costs of appeal) incurred by Buyer to enforce the collection of amounts owed Buyer by Stockholder hereunder, provided Buyer is the prevailing party in any such collection action; however, if Stockholder is the prevailing party in any such collection action, Stockholder shall be entitled to reimbursement from Buyer of the amount of any reasonable legal fees and expenses (including court costs and the costs of appeal) incurred by Stockholder to defend itself in such collection action.
     5. Effective Date; Closing Date. The effective date for the transactions contemplated under this Agreement will be 12:01 a.m. on May 16, 2009 (the “Effective Date”); however, subject to the terms of this Agreement, the actual closing of the transactions contemplated under this Agreement shall take place on May 18, 2009, unless extended by written agreement of the Parties. The date upon which such Closing shall occur is hereinafter referred to as the “Closing” or “Closing Date.” Closing shall take place at such place or in such a manner as may be agreed upon by the Parties.
     6. Representations and Warranties by Stockholder. Stockholder represents and warrants to Buyer that each of the following representations and warranties is true and correct as of the Effective Date and again as of the Closing Date, and is made with the full understanding that such representations and warranties constitute material inducement to Buyer to enter into the transactions contemplated hereby:
          a. Organization of the Corporations; Qualification; Power and Authority. Beacon/Georgia is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Lovell is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and Trinity is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, with each such Corporation having all requisite corporate power and authority to carry on its business as presently conducted. Beacon/Georgia is registered or qualified to do business in the States of Georgia and South Carolina and in all other jurisdictions where the nature of Beacon/Georgia’s business requires such registration or qualification, Lovell is registered or qualified to do business in all other jurisdictions where the nature of Lovell’s business requires such registration or qualification, and Trinity is registered or qualified to do business in the States of North Carolina and South Carolina and in all other jurisdictions where the nature of Trinity’s business requires such registration or qualification, except where failure of any such Corporation to be so qualified would not have a material adverse affect on the Business or on such Corporation’s business, assets, results of operations, prospects or condition (financial or otherwise).

Stockholder warrants and represents that Trinity is not registered to do business in the State of South Carolina and that Trinity is not obligated to the State of South Carolina. None of the Corporations are in default under any provisions of their respective Articles of Incorporation, as amended, or their respective By-laws, as amended. None of the Corporations have subsidiaries nor has any direct or indirect equity interest in any other firm, corporation or business enterprise. A complete listing of the Officers and Directors of each Corporation is attached hereto as Exhibit 6-A.
          b. Capitalization and Long Term Indebtedness.
               i. Beacon/Georgia is authorized by its Articles of Incorporation to issue one thousand (1,000) shares of common stock, $1.00 par value per share, of which all one thousand (1,000) shares are duly and validly issued and outstanding, fully paid, and nonassessable. Lovell is authorized by its Articles of Incorporation to issue one hundred thousand (100,000) shares of common stock, $1.00 par value per share, of which ten thousand (10,000) shares are duly and validly issued and outstanding, fully paid, and nonassessable. Trinity is authorized by its Articles of Incorporation to issue one million (1,000,000) shares of common stock, $0.01 par value per share, of which one thousand (1,000) shares are duly and validly issued and outstanding, fully paid, and nonassessable. As to each Corporation, there are no shares of any other class of stock authorized, issued or outstanding nor are any unissued shares committed to any party by any Corporation. None of the Corporations has authorized or established any stock appreciation, phantom stock, profit participation or similar rights or plans with respect to any Corporation. None of the Corporations has authorized or issued any class of preferred stock or any other class of common capital stock, nor has any authority to issue any other capital stock, preferred stock or other securities.
               ii. None of the Corporations are in any default or violation of any provision of its outstanding long term or short-term indebtedness.
               iii. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts, commitments or agreements of any character relating to the issuance of capital stock or other securities of any of the Corporations.
               iv. All FICA and Federal and state withholding tax deposits have been timely and fully reported and paid by each Corporation.
               v. Except as set forth in Exhibit 6-B, as to each Corporation, there are no outstanding or unpaid loans or other obligations to or from stockholders, directors or officers or, except for compensation paid by such Corporation to employees in the ordinary course of business, to or from employees of such Corporation.
               vi. Except as set forth in Exhibit 6-B, none of the Corporations has made any payments, dividends or other distributions to Stockholder or any other affiliate between January 31, 2009 and the Closing Date.

          c. Financial Statements. Stockholder has furnished Buyer with balance sheets of each Corporation (collectively, the “Balance Sheets”) dated December 31, 2008, January 31, 2009, February 28, 2009, and March 31, 2009 (the March 31, 2009 date is sometimes herein referred to as the “Last Balance Sheet Date”), and the related statements of income for each Corporation (collectively, the “Income Statements”) for the periods ended December 31, 2008, January 31, 2009, February 28, 2009, and March 31, 2009, copies of which are attached hereto as Exhibit 6-C (the Balance Sheets and Income Statements are collectively referred to herein as the “Financial Statements”). The Financial Statements: (i) are in accordance with the books and records of each such Corporation; (ii) fairly represent the financial condition of each such Corporation at such dates and the results of its operations for the periods specified; (iii) were prepared on a basis consistent with prior accounting periods; (iv) with respect to all contracts and commitments of each such Corporation, reflect adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income; and (v) with respect to the Balance Sheets, disclose all of the debts, liabilities and obligations of any nature (whether absolute, accrued, contingent, or otherwise) of each such Corporation at the Last Balance Sheet Date and include the appropriate reserves for all taxes and other accrued liabilities, except that certain contingent liabilities, if not disclosed on the Balance Sheets, shall be considered to be disclosed pursuant to this subsection, if disclosed on an Exhibit to this Agreement. The Stockholder covenants and agrees to deliver to Buyer, post-Closing, the balance sheet of each Corporation and the related statement of income of each Corporation for the month ended April 30, 2009, and for the period commencing on May 1, 2009 and ending on May 15, 2009, promptly following completion of such financial statements by Stockholder, but in no event later than May 31, 2009 for the April 30, 2009 financial statements and in no event later than June 15, 2009 for the May 15, 2009 financial statements.
          d. Aggregate Existing Obligations. All of the debts, liabilities and obligations of each of the Corporations are listed on the Schedule of Liabilities attached hereto as Exhibit 6-D and such schedule accurately reflects all of such Corporations’ “Aggregate Existing Obligations” (as hereinafter defined) as of the Effective Date. The term “Aggregate Existing Obligations” shall mean and refer to all of such Corporations’ debts, liabilities and obligations of any nature (whether absolute, accrued, contingent, or otherwise) on the Effective Date, including but not limited to any and all accounts payable, trade payables, lease obligations, indebtedness for borrowed money, accrued interest, contractual obligations, etc. By way of illustration and not limitation, Stockholder represents and warrants that those obligations set forth in Section 3.c hereof have been paid in full prior to the Closing Date. Except for those accounts payable listed in Exhibit 6-R (which Stockholder, Arcadia Resources, Inc. and RKDA, Inc. are responsible for and obligated to pay in full pursuant to Section 3.f hereof or under the applicable Guaranty Agreement), Stockholder warrants and represents that the aggregate amount of the Aggregate Existing Obligations is not in excess of Zero Dollars ($-0-) as of the Effective Date. The Stockholder acknowledges that the purchase price for the Shares is based on the accuracy of Stockholder’ representations and warranties contained in this Agreement, including but not limited to the Stockholder’ representations and warranties contained in this subsection 6.d.
          e. Undisclosed Liabilities. None of the Corporations has any debt, liability or obligation of any kind (and, to the knowledge of Stockholder, there are no facts in existence as of the Closing Date that could reasonably be expected to result in any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of the Corporations that would give rise to any debt, liability or obligation), whether accrued, absolute, contingent or otherwise, including without limitation, any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except liabilities incurred after May 15, 2009 in the ordinary course of business that did not, individually or in the aggregate, have a material adverse effect on the Business, assets, results of operations, prospects or condition (financial or otherwise) of any Corporation as of the Closing Date. By way of illustration and not limitation, Stockholder and not Buyer nor any of the Corporations shall be fully liable for any debt, liability or obligations (whether lease obligations or otherwise) arising from or related in any way to the closing of business locations of the Corporations on or before the Effective Date, including but not limited to those prior business locations (now closed) of: (1) Beacon/Georgia located in Atlanta, Georgia; (2) Lovell located in Statesville, North Carolina, and 496 North Main Street, Mount Airy, North Carolina; and (3) Trinity located at 3918 West Point Boulevard, Winston-Salem, North Carolina, 116 North Old Statesville Road, Suite B, Huntersville, North Carolina, 1165 Allgood Road, Marietta, Georgia, 541 Historic Highway 441, Demorest, Georgia, and 221A Pat Haralson Memorial Drive, Blairsville, Georgia.
          f. Title to the Shares. Stockholder owns good, absolute and marketable title to, and all beneficial interest in, the Shares, which represent all of the issued and outstanding capital stock of each of the Corporations. Such Shares are (i) validly issued, fully paid and nonassessable, (ii) free and clear of any liens, claims and encumbrances, with no defects in title, whatsoever, and (iii) free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws), taxes, liens, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Stockholder is not a party to any option, warrant, purchase right, preemptive right, or other contract or commitment that would require Stockholder to sell, transfer, or otherwise dispose of any capital stock of any of the Corporations (other than pursuant to this Agreement), except as disclosed on the Schedule of Stockholder Agreements attached hereto as Exhibit 6-F. Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of any of the Corporations, except as disclosed on the Schedule of Stockholder Agreements attached hereto as Exhibit 6-F. All of the option, warrant, purchase right, preemptive right, other contracts, other commitments, voting trusts, proxies and any other agreement or understanding listed on Exhibit 6-F shall be terminated on or before the Effective Date. Stockholder has the complete and unrestricted right, power and authority to sell the Shares pursuant to this Agreement.
          g. Present Status. Except as disclosed on the Schedule of Stockholders, Distributions and Exempted Transactions attached hereto as Exhibit 6-G, since January 31, 2009, none of the Corporations has made any expenditures nor incurred any obligations or liabilities, except in the ordinary course of business; discharged or satisfied any liens or encumbrances, except in the ordinary course of business; declared or made any payment or distribution to Stockholder or purchased or redeemed any of such Corporation’s common capital stock or agreed to do so; mortgaged, pledged or subjected to lien or encumbrance any of such Corporation’s assets; sold or transferred any assets, except in the ordinary course of business; suffered any damage or loss (whether or not covered by insurance), materially affecting such

Corporation’s properties; waived any rights of substantial value; nor entered into any transaction other than in the ordinary course of business.
          h. Tax Returns and Audits. Each Corporation or Stockholder has duly filed all Federal, state and local tax returns required to be filed by, or with respect to, each such Corporation, and have paid the taxes for all periods covered by such returns, except for certain sales tax filings involving sales taxes due of less than $5,000 in the aggregate, which sales taxes Stockholder agrees to pay after the Closing Date for such periods as relate to the operation of the Businesses of the Corporations through May 15, 2009. None of the Corporations has been delinquent in the payment of any tax, assessment or governmental charge. None of the Corporations has had, and, to the knowledge of Stockholder, there are no facts in existence as of the Closing Date that could reasonably be expected to result in, any tax deficiencies proposed or assessed against any such Corporation, nor has any Corporation executed any waiver of the statute of limitations on the assessment or collection of any tax. No Federal or State tax returns of any of the Corporations have ever been audited by the Internal Revenue Service or the Department of Revenue of the state of each such Corporation’s organization. Copies of the Federal Income tax return of each Corporation for the periods ending March 31, 2007 and March 31, 2008 are attached hereto as Exhibit 6-H. None of the Corporations is a party to any tax sharing agreements with Stockholder or any other affiliates. Notwithstanding anything contained in this Agreement to the contrary, the Stockholder shall be liable for and shall pay promptly when due, any taxes of any kind which relate to the operation of the Business prior to the Effective Date. The Stockholder covenants and agrees to deliver to Buyer, post-Closing, the Federal Income tax return of each Corporation for the period ending March 31, 2009, promptly following completion of such tax return by Stockholder but in no event later than December 31, 2009.
          i. Litigation. Except as disclosed on the Schedule of Litigation and Other Legal Proceedings attached hereto as Exhibit 6-I, there are no legal actions, suits, arbitrations, or other legal, administrative, or other governmental proceedings pending or, to the knowledge of Stockholder, threatened against any of the Corporations, which, if adversely determined, could reasonably be expected to, individually or in the aggregate, materially impair the right of any Corporation to carry on the Business substantially as now being conducted or would result in a material adverse effect on the business, assets, results of operations, prospects or conditions (financial or otherwise) of any such Corporation, and Stockholder is not aware of any facts or circumstances which to the knowledge of Stockholder may (with or without notice or lapse of time) reasonably give rise to, serve as a basis for or result in any such action, suit, claim, arbitration, or other proceedings against or involving any of the Corporations. Notwithstanding anything in this Agreement to the contrary, Stockholder assumes all liabilities of any kind arising from or which is in any way related to any and all legal matters, disputes, claims or proceedings involving Dargon Smith, Sue Smith and/or their representatives, successors or assigns, as plaintiff(s) and/or holders of judgments, and Beacon/Georgia, Lowcounty Home Medical Equipment, Inc., Medical Equipment Company and/or their successors or assigns, as defendant(s) and/or parties obligated to pay any judgments, including but not limited to: (1) any matters described on Exhibit 6-I or described on Stockholder’s CD-ROM disk response to Buyer’s due diligence inquiries regarding pending litigation, and (2) any lawsuits, legal proceedings, mediations, arbitrations, events, actions or omissions relating thereto (collectively, the “Pending Litigation”). By way of illustration and not limitation, the Stockholder, and not Buyer or Beacon/Georgia, shall be responsible for and be obligated to pay any and all damages, judgments, settlements, legal fees and costs, court costs, costs of appeal and all other claims, damages, expenses and costs of any kind related to the Pending Litigation or any lawsuit or legal proceeding or appeals arising therefrom (the “Pending Litigation Obligations”). In the event Stockholder fails to pay for any of the Pending Litigation Obligations upon demand or when due, and demand is made by any entity or person against Buyer or Beacon/Georgia for such Pending Litigation Obligation, Buyer shall have the right to make immediate offset against the Contingent Cash Consideration without Stockholder having any right to dispute any such offset. Notwithstanding anything set forth in this Agreement to the contrary, Stockholder’s obligation to pay any and all Pending Litigation Obligations shall survive the Closing for an indefinite period. Stockholder has represented to Buyer that the Pending Litigation has been settled for the amount of $25,000, and that such amount was paid prior to the Closing Date.
          j. Compliance With Articles, Bylaws and Other Instruments and Laws; Noncontravention. None of the Corporations is in violation of such Corporation’s Articles of Incorporation, as amended, such Corporation’s Bylaws, as amended, or of any indebtedness, mortgage, contract, lease or other agreement or commitment. Performance of this Agreement will not violate the Articles of Incorporation, as amended, or the Bylaws, as amended, of any of the Corporations. The business and operation of each Corporation have been and are being conducted in accordance with all applicable laws, rules and regulations of all authorities, except those which do not (either individually or in the aggregate) materially and adversely affect each such Corporation or its properties, assets, businesses or prospects. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) to the knowledge of Stockholder, violate any constitution, statute, regulation or rule, (ii) violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Corporations are subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Corporations are a party or by which any of the Corporation’s are bound or to which any of such Corporation’s assets are subject (or result in the imposition of any lien or encumbrance upon any Corporation’s assets). None of the Corporations need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, other than notices to Medicare and Medicaid.
          k. Title to Property and Assets. Each Corporation has good, absolute and record title to, or a valid leasehold interest in, all property and assets of such Corporation used by such Corporation, located on its premises, shown on the Last Balance Sheet or acquired through the Closing Date, free and clear of all liens, charges, claims and encumbrances of any kind. Set forth on the Schedule of Included Assets attached hereto as Exhibit 6-K1 is a true and complete list of all assets of each of the Corporations used by each Corporation, located on its premises, shown on the Last Balance Sheet and acquired through the Closing Date. The assets of each Corporation also include the corporate name of the business, its current telephone numbers and telefax numbers, its patients list (as more specifically described on Exhibit 6-T hereof), its provider numbers (as more specifically described on Exhibit 6-U hereof), any websites used by each such Corporation, and the following fictitious or assumed names: “Arcadia H.O.M.E”, which Stockholder represents is a fictitious name of Beacon/Georgia having an active status for such use in the State of South Carolina and a fictitious name of Trinity having an active status for such use in the States of Georgia and North Carolina; and “HomeLife Medical”, which Stockholder represents is a fictitious name of Trinity having an active status for such use in the State of Georgia. Stockholder has not received notice from any party that use of any Corporation’s corporate name, any of the above fictitious or assumed names, or any logo used by any Corporation is infringing on another’s trade name, trademark, or service mark, nor has any person or entity taken or threatened to take any legal action against any Corporation or Stockholder as a result of the use by such Corporation of its corporate name, such fictitious or assumed names or any logo. If requested by Buyer, the Stockholder agrees to: (I) use reasonable efforts to assure that Buyer can utilize such corporate and fictitious or assumed names within the State of Florida; and (II) reasonably assist in each Corporation’s defense of any name infringement claim by providing facts known to such Stockholder or otherwise reasonably cooperate with such defense. The assets of each Corporation on the Effective Date shall not include any personal items set forth on the Schedule of Excluded Assets attached hereto as Exhibit 6-K2 hereof. After May 18, 2010, the Buyer shall assign, or cause the applicable subsidiaries of Buyer to assign, any rights it or they may have to the use of the fictitious or assumed name “Arcadia H.O.M.E.” in any states where Buyer or such subsidiaries are authorized to use such name, provided: (1) Stockholder requests in writing that Buyer make such assignments; and (2) Stockholder submits for execution by Buyer or Buyer’s applicable subsidiaries, documents in form and substance reasonably acceptable to Buyer, intended to accomplish such assignments and setting forth the specific business entities to whom such assignments are to be made.
          l. Asset Condition and Quality. All of the properties and assets of each Corporation are free of damage and defects and are not obsolete except as disclosed on the Schedule of Included Assets attached hereto as Exhibit 6-K1. All of the properties and assets of each Corporation on the Closing Date shall be in good operating condition and repair, reasonable wear and tear excepted and except those assets which are being repaired in the ordinary course of business, and shall conform in all material respects with all applicable ordinances, regulations, zoning and other laws.
          m. Contracts. The Schedule of Contracts attached hereto as Exhibit 6-M sets forth a true and complete list of all contracts, agreements and commitments (whether written or oral) to which each Corporation is, directly or indirectly, a party (in its own name or as a successor in interest), or by which each Corporation or any of its properties or assets is otherwise bound, including but not limited to any service agreements, patient agreements, supplier agreements, agreements to lend or borrow money, stockholder agreements, employment agreements, confidentiality agreements, non-disclosure agreements, non-competition agreements and non-solicitation agreements (collectively, the “Contracts”). None of the Corporations nor, to the knowledge of Stockholder, any other party to any of the Contracts (i) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Contracts, or (ii) has waived any right it may have under any of the Contracts, the waiver of which would have a material adverse effect on the business, assets, results of operations, prospects or condition (financial or otherwise) of each such Corporation. All of the Contracts (i) constitute the legal, valid, binding and enforceable obligations of each such Corporation, and, to the knowledge of Stockholder, of the other parties thereto, enforceable against each such Corporation and, to the knowledge of Stockholder, such other parties in accordance with their respective terms, (ii) do not require any third party consents in anticipation of the execution this Agreement and the consummation of the transactions contemplated hereby, and (iii) will not be terminated or otherwise modified, solely as a result of the consummation of the transactions contemplated hereby.
          n. Leases and Insurance Policies.
               i. The Schedule of Leases and Insurance Policies, attached hereto as Exhibit 6-N, sets forth all leases and insurance policies executed by or issued for the benefit of each of the Corporations. Each Corporation has delivered to the Buyer:
                    A. The original of the leases, with amendments (collectively, the “Leases”), covering all of the leased premises that each such Corporation presently occupies (the “Leased Premises”);
                    B. The originals of all other leases, with amendments, to which each such Corporation is a party; and
                    C. The originals of all fire and other casualty and liability policies (including product liability) of each such Corporation in effect at the date of this Agreement (the “Insurance Policies”).
     All Insurance Policies are in full force and effect as of the Effective Date and are in amounts and against such losses and risks as are described in such Insurance Policies.
               ii. Stockholder represents and warrants that Stockholder and each of the Corporations are not in default in the performance of any of their respective obligations under any of the Leases, that none of the Leases is encumbered by any prior transfer, assignment, or any other encumbrance by Stockholder or any of the Corporations, and that the purchase of the Shares by Buyer from Stockholder does not require that any of the Corporations, Stockholder or Buyer execute any assignments or obtain any written consents of the applicable lessors or landlords of any such Leases, except for the following assignments, consents and acknowledgements which Stockholder represents are the only assignments, consents and acknowledgements required to be executed as part of the transactions contemplated by this Agreement (collectively, the “Required Assignments and Landlord Consents”): (A) Assignment of Lease, with Landlord Acknowledge and Consent, pertaining to leased property having a street address of 46 Boone Trail, North Wilkesboro, North Carolina; (B) Assignment of Lease, with Landlord Acknowledge and Consent, pertaining to leased property having a street address of 200 Technology Court, Suite 300 (or Suite H), Smyrna, Georgia; (C) Assignment of Lease, with Landlord Acknowledge and Consent, pertaining to leased property having a street address of 176 West Independence Blvd., Mount Airy, North Carolina; (D) Assignment of Lease, with Landlord Acknowledge and Consent, pertaining to leased property having a street address of 186 West Independence Blvd., Mount Airy, North Carolina; (E) Acknowledgement of Lease Status (by Landlord), pertaining to leased property having a street address of 46 Boone Trail, North Wilkesboro, North Carolina; (F) Acknowledgement (by Landlord), pertaining to leased property having a street address of 1651 Thompson Bridge Road, Suite A, Gainesville, Georgia; and (G) Consent (of Landlord), pertaining to leased property having a street address of 416A Robertson Blvd., Walterboro, South Carolina.
          o. Intellectual Property. Each of the Corporations owns, possesses and has good title to all trademarks, service marks, service names, patents and licenses necessary in the conduct of the Business of each such Corporation.
          p. Records. The books of account, minute books, stock certificate books and stock records of each of the Corporations are complete and correct in all material respects, and reflect all transactions involving the Business which properly should have been set forth in such books. Each Corporation has delivered to Buyer correct and complete copies of its Articles of Incorporation and By-laws, both as amended to date, and will deliver to Buyer on the next business day after the Closing, the books of account, the minutes books, the stock certificate books, the stock records and such other books and records as are necessary for the Buyer to operate the business of each such Corporation.
          q. Accounts Receivable. Each of the Corporations has followed in all respects and aspects at all times through the Effective Date, and Stockholder commits to follow in all respects and aspects at all times on and after the Effective Date, all Medicare guidelines and procedures relating to each such Corporation’s accounts receivable.
          r. Accounts Payable. The information contained on the Schedule of Accounts Payable Data as of April 30, 2009 (attached hereto as Exhibit 6-R) and as of May 15, 2009 (to be delivered post-closing as an updated Exhibit 6-R) is accurate and complete. Notwithstanding anything contained in this Agreement or in any Exhibit or Schedule which is a part hereof, Stockholder and Arcadia Resources, Inc. shall be jointly and severally liable for, and shall promptly pay in full when due, all of each Corporation’s accounts payable applicable to the operation of the Business of each such Corporation prior to the Effective Date, including but not limited to the accounts payable listed on Exhibit 6-R.
          s. Personnel; Payrates; Employment and Non-Compete Agreements; and Employee Benefits.
               i. The information contained on the Schedule of Personnel, Payrates and Employment and Non-Compete Agreements, attached hereto as Exhibit 6-S1, is accurate and complete, and sets forth a list of all employees of each of the Corporations, the current salary level of each, whether each such listed employee has in place any employment agreement and whether each such listed employee has in place any confidentiality, non-disclosure, non-compete and/or non-solicitation agreements. There is not pending or, to the knowledge of Stockholder, threatened, nor are there any facts in existence as of the Closing Date that could reasonably be expected to result in, any legal actions, suits, arbitrations or other legal, administrative or other governmental proceedings by any employee against any of the Corporations, which, if adversely determined, could reasonably be expected to, individually or in the aggregate, materially impair the right of any of any Corporation to carry on the Business of such Corporation substantially as now being conducted or would result in a material adverse effect on the business, assets, results of operations, prospects or conditions (financial or otherwise) of such Corporation.
               ii. The information contained on the Schedule of Retirement and Other Benefits, attached hereto as Exhibit 6-S2, is accurate and complete, and sets forth a description of any plans providing pensions, profit-sharing, insurance benefits, cafeteria plans, SIMPLE plans or any other similar type of fringe benefits to which any of the Corporations is a party or committed either orally, in writing or by law, or to which provide any benefit to any of the Corporations or any Corporation’s employees, including all employee benefit plans (“Employee Benefit Plans”), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), established by any of the Corporations or to which any of the Corporations contributes or is or has been required to contribute. None of the Corporations has ever maintained any plan or arrangement for providing medical or non-pension benefits to terminated or retired employees or their dependents. The Employee Benefit Plans and the related trusts comply and have complied in all material respects with the provisions of ERISA and all other applicable laws, rules and regulations, and all necessary governmental approvals for the Employee Benefit Plans have been obtained, including, without limitation, qualification of the Employee Benefit Plans under the Internal Revenue Code of 1986, as amended. The Employee Benefit Plans have been administered to date in compliance with the requirements of ERISA in all material respects. True and complete copies of all reports or other documents filed with the Internal Revenue Service or the Department of Labor with respect to the Employee Benefit Plans have been delivered by each of the Corporations to Buyer. Since December 31, 1974, no fiduciary of the Employee Benefit Plans has engaged in any “prohibited transaction” (as defined in ERISA), no “reportable event” (as defined in Section 4043(b) of ERISA) has occurred with respect to the Employee Benefit Plans and there is no unfunded vested liability with respect to the Employee Benefits Plans, which, in each such case, would result in material liability to any of the Corporations. None of the Corporations (nor any entity within the same group of trades or businesses under common control, within the meaning of ERISA Section 4001(b)(1), as any of the Corporations) has had a material liability under Title IV of ERISA, which has not been paid in full.
          t. Patient’s List. The Patients’ List of the Business attached hereto as Exhibit 6-T accurately and completely lists all of the patients of each of the Corporations. Each Corporation shall deliver on the Closing Date: (i) all patient documents, correspondence and charts; (ii) all information necessary to properly invoice all services to, to collect any amounts owed from and to provide services to, such patients; and (iii) all certificates of medical necessity pertaining to such patients. All patients of each Corporation who have received pharmacy products or services from each such Corporation or from any entity related in any way to Arcadia Resources, Inc., including but not limited to SSAC, LLC d/b/a Arcadia RX, a Florida limited liability company (“Arcadia RX”) with pharmacy business operations in the State of Kentucky, are included and listed on the Patients’ List of the Business, and the Stockholder and each such entity providing pharmacy products and services has delivered to Buyer not later than the Closing Date, all information necessary to properly invoice all pharmacy products and services to, to collect any amounts owed from and to provide pharmacy products and services to, such patients, including but not limited to original prescriptions (to the extent permitted by applicable law), valid transfers of the remaining refills of all active prescriptions for such patients, and copies of the original physician orders and statements of medical necessity pertaining to such patients; however, Stockholder recommends that Buyer obtain new valid physician orders for those prescriptions filled prior to the Closing Date, and in the event Buyer takes action to obtain such new valid physician orders, the Stockholder and Arcadia RX (in its Non-Competition and Non-Solicitation Agreement) agree to reasonably assist Buyer in the effort. Stockholder agrees not to process any prescriptions for any such patients on and after the Closing Date.
          u. Provider Numbers. The List of Provider Numbers attached hereto as Exhibit 6-U accurately and completely lists all of the provider numbers used by each of the Corporations.
          v. Real Estate. All of the premises being leased by each of the Corporations pursuant to the Leases (collectively, the “Leased Premises”), and the use thereof for each such Corporation’s Business, comply in all material respects with all applicable Federal, state and local laws, ordinances and regulations, including, without limitation, building and zoning laws (to the extent compliance with such building and zoning laws is the responsibility of each such Corporation and not the responsibility of the landlord or owner of any of the Leased Premises) and OSHA regulations, and neither such Corporation nor Stockholder has received any notice from any governmental authority or any insurance rating bureau that the Leased Premises or the use thereof for such Corporation’s business do not so conform. All rent and other charges owed by each of the Corporations with respect to the Leased Premises for all periods prior to the Closing Date have been paid in full.
          w. Environmental Matters. To the knowledge of Stockholder, the real property on which each of the Leased Premises are located (including surface water, groundwater, and any existing improvements) do not contain any asbestos, material amounts of waste or debris, or contamination in excess of permissible levels under applicable law, including, without limitation: (i) any ‘hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; and (iii) any substance the presence of which is prohibited or regulated by any Federal, state or local law, ruling, rule or regulation similar or dissimilar to those set forth in this Section 6.w, other than such products as are used in each such Corporation’s Business in the ordinary course thereof.
          x. Brokers. Stockholder and Buyer agree that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly between Buyer and Stockholder without the intervention or assistance of any party (other than to provide advisory, accounting or legal counsel). No party to this Agreement, nor any third party, has any right or claim to any commission, brokerage fee or other compensation relative to this Agreement or the transactions contemplated hereby.
          y. Absence of Certain Changes or Events. Since January 31, 2009, there has not been any change in or any event or condition (financial or otherwise) affecting the properties, assets, liabilities, operations or prospects of any of the Corporations other than changes in the ordinary course of its business, none of which has (either when taken by itself or when taken in conjunction with all other such changes) been materially adverse.

          z. Adverse Business Developments. None of the Corporations nor any Stockholder has received, either orally or in writing, any notice of pending or threatened adverse action with respect to any Medicare, Medicaid, private insurance or third party payer reimbursement method, practice or allowance as to any business activity engaged by any such Corporation, nor has any such Corporation or any Stockholder received nor been threatened with any claim for refund in excess of $500 by a Medicare or Medicaid carrier, except as disclosed in the Schedule of Adverse Business Developments attached hereto as Exhibit 6-Z.
          aa. Disclosure. No representation or warranty by Stockholder or any of the Corporations in this Agreement or in any Exhibit hereto contains or will contain as to the applicable representation and warranty any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, in light of the circumstances in which it was made, not misleading.
     7. Representations and Warranties by the Buyer. The Buyer represents and warrants to the Stockholder that each of the following representations and warranties is true and correct as of the Effective Date and again as of the Closing Date:
          a. Organization of the Buyer. Buyer is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware and has full power and authority to consummate the transactions contemplated by this Agreement. Buyer has all requisite corporate right, power and authority to enter into this Agreement and consummate the transactions contemplated hereby.
          b. Authorization; Consents; Valid and Binding Obligation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been duly and validly authorized and approved by all necessary corporate action on behalf of the Buyer. No approvals, authorizations or consents are necessary to permit the Buyer to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.
          c. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) to the knowledge of the Buyer violate any constitution, statute, regulation or rule, (B) violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or, any provision of the Buyer’s charter or bylaws, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

          d. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly between the Buyer and Stockholder without the intervention or assistance of any party (other than to provide advisory, accounting or legal counsel). No Party to this Agreement, nor any third party, has any right or claim to any commission, brokerage fee, or unless specified herein, any other compensation relative to this Agreement or the transactions contemplated hereby.
          e. Disclosure. No representation or warranty by the Buyer in this Agreement contains or will contain as to the applicable representation and warranty any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein contained, in light of the circumstances in which it was made, not misleading.
          f. Characteristics of the Shares.
               i. Investment. The Shares that Buyer is acquiring hereunder are being acquired for Buyer’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof for the purposes of the Securities Act.
               ii. Securities Not Registered. The Buyer understands that the Shares have not been registered under the Securities Act on the ground that the issuance of such securities hereunder is exempt from registration under the Securities Act and that Stockholder’s reliance on such exemption is predicated on Buyer’s representations set forth in this Section 7.f.
               iii. Restricted Nature of Stock. Buyer acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.
     8. Certain Stockholder Covenants Through the Closing Date; Certifications of Stockholder at Closing.
          a. Certain Stockholder Covenants Through the Closing Date. From January 31, 2009 until the Closing Date, the Stockholder: (i) used its best efforts to conduct the Business of each Corporation in a reasonable and prudent manner in accordance with past practices; (ii) did not cause or permit any of the Corporations to engage in any transactions out of the ordinary course of business; (iii) used its best efforts to preserve the existing business organization of each Corporation and each such Corporation’s relations with its employees, patients, franchisers, suppliers and others with whom it has a business relationship; (iv) used its best efforts to preserve and protect the assets of each Corporation; (v) did not cause or permit any of the Corporations to sell, encumber or dispose of any of its assets, except such as are retired or replaced in the ordinary course of business; (vi) caused each of the Corporations to conduct its business in compliance with all applicable laws and regulations; (vii) did not cause or permit any of the Corporations to make any distributions (excluding inter-company cash transactions in the ordinary course of business) to Stockholder, or make either interest or principal payments on stockholder or related party notes or loans, or make any other withdrawals other than in the ordinary course of business, unless disclosed to and approved by the Buyer; (viii) did not cause or permit any of the Corporations to pay any bonuses or make any salary or wage increases to employees of any Corporation, unless disclosed to and approved by the Buyer; and (ix) took no actions, nor caused or permitted any of the Corporations to take any actions, which might be materially adverse to the interests of the Stockholder, the Buyer, or the Business of any of the Corporations.
          b. Certifications of Stockholder At Closing. Stockholder hereby certifies that, during the period from January 31, 2009 through the Closing Date:
i.	There has been no material deterioration or other material adverse affect to the Shares being acquired nor the net worth of the Business of any of the Corporations, and that there has been no material adverse change in the financial affairs of any of the Corporations which has not been disclosed in writing to the Buyer prior to the Closing Date and that none is anticipated subsequent to the Closing Date.

ii.	Each Corporation has all permits, licenses, consents, certificates and approvals required by all Federal, state and local governmental agencies to operate its respective businesses and to use its respective assets for the intended purposes of such assets, except that certain of such Corporation’s applications for provider numbers are pending as disclosed on an exhibit to this Agreement.

iii.	Except as disclosed in the exhibits hereto, there are no management, service, supply, maintenance or other contracts or agreements which are applicable to or affect the assets of any of the Corporations or the operation of the Business of any of the Corporations.
     9. Conditions Precedent to Closing by Stockholder. The obligation of the Stockholder to sell the Shares to Buyer is subject to and conditioned upon the satisfaction, at or prior to the Closing Date, of each of the following conditions:
          a. Compliance with Agreement. All of the terms and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date, shall have been complied with and performed; and
          b. Representations and Warranties. The representations and warranties of the Buyer in Section 7 shall be deemed to have been made again on the Closing Date and then be true and correct, subject to any changes contemplated by this Agreement; and
          c. Payment of Cash Consideration At Closing. The Buyer has made the payment of Cash Consideration required to be made as of the Closing Date under Section 3.a hereof; and
          d. Consents. Stockholder shall have received the approval of the Stockholder’s Board of Directors; and

          e. Legal Opinion. The Stockholder shall have received from counsel to Buyer, an opinion in form and substance as set forth in
Exhibit 9-E attached hereto, addressed to the Stockholder, and dated as of the Closing Date; provided, however, in the event the legal opinion required by Section 10.c is not delivered at Closing, legal counsel to Buyer may deliver such legal opinion to Stockholder post-Closing promptly after the legal opinion required by Section 10.c is delivered to Buyer; and
          f. Other Actions and Instruments. All other actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby shall have been undertaken, and all certificates, instruments, and other documents required to effect the transactions contemplated hereby, in form and substance satisfactory to Stockholder, shall have been received.
     10. Conditions Precedent to Closing by the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to and conditioned upon the satisfaction, at or prior to the Closing Date, of each of the following conditions:
          a. Compliance with Agreement. All of the terms and conditions of this Agreement to be complied with and performed by the Stockholder and each Corporation on or before the Closing Date, shall have been complied with and performed; and
          b. Representations and Warranties. The representations and warranties of the Stockholder in Section 6 shall be deemed to have been made again on the Closing Date and then be true and correct, subject to any changes contemplated by this Agreement. There shall have been no materially adverse change in the financial condition of any of the Corporations; and
          c. Legal Opinion. The Buyer shall have received from counsel to Stockholder and the Corporations, an opinion in form and substance as set forth in Exhibit 10-C attached hereto, addressed to the Buyer, and dated as of the Closing Date; and
          d. Non-Competition and Non-Solicitation Agreements. Stockholder, Arcadia Resources, Inc., a Nevada corporation, RKDA, Inc., a Michigan corporation, and SSAC, LLC d/b/a Arcadia RX, a Florida limited liability company with pharmacy business operations in the State of Kentucky, shall each have entered into a non-competition and non-solicitation agreement substantially in the applicable form attached hereto as Exhibit 10-D, and Stockholder shall have caused to be delivered to Buyer at Closing, executed originals of each such agreement; and
          e. Employment Agreement. Darian Byrd shall have entered into an Employment Agreement substantially in the form attached hereto as Exhibit 10-E, and Stockholder shall have caused to be delivered to Buyer at Closing, an executed original of such agreement; and
          f. Guaranty Agreement. Arcadia Resources, Inc. and RKDA, Inc. shall each have executed a guaranty agreement substantially in the applicable forms attached hereto as

Exhibit 10-F, and Stockholder shall have caused to be delivered to Buyer at Closing, executed originals of each such guaranty agreement; and
          g. Resignations. Each of the officers and directors of the Corporation shall have executed resignations substantially in the forms attached hereto as Exhibit 10-G; and
          h. Required Assignments and Landlord Consents. The Buyer shall have received the Required Assignments and Landlord Consents, in form and substance satisfactory to Buyer, executed by Stockholder and/or the applicable lessors or landlords; and
          i. Consents. The Buyer has received approval of Buyer’s Board of Directors; and
          j. Release of Liens. Jana Master Fund, Ltd., Vicis Capital Master Fund, and LSP Partners (collectively, the “Creditors”) shall have taken all steps to terminate and shall have terminated, on or before the Closing Date, all claims, liens and encumbrances of any kind held by the Creditors on the assets of any of the Corporations, and Stockholder shall have delivered to Buyer, copies of the executed originals of release letters signed by each of the Creditors, which release letters shall be substantially in the forms attached hereto as Exhibit 10-J; and
          k. Other Actions and Instruments. All other actions to be taken by Stockholder and any of the Corporations in connection with consummation of the transactions contemplated hereby have been undertaken, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, in form and substance satisfactory to the Buyer, have been received.
     11. Survival.
          a. Representations and Warranties. The representations and warranties of Stockholder and the Buyer contained and made pursuant to this Agreement shall survive the Closing of this Agreement for a period of three (3) years from the Closing Date, except that the representations by Stockholder as to the capitalization and long term indebtedness of each of the Corporations set forth in Section 6.b hereof, the representation by Stockholder as to its title to the Shares set forth in Section 6.f hereof, and the representations, warranties and covenants of the Stockholder regarding accounts receivable of each of the Corporations set forth in Section 6.q hereof, shall survive the execution and consummation of this Agreement for an indefinite period, and except that the representation by Stockholder as to taxes, as set forth in Section 6.h, shall survive the execution and consummation of this Agreement until any statute of limitations applicable to such representation or warranty lapses.
          b. Post-Closing Covenants. The post-closing covenants of Stockholder, the Corporations and the Buyer contained and made pursuant to Section 12 of this Agreement shall survive the execution of this Agreement and continue in full force and effect.

     12. Post Closing Obligations.
          a. Section 338(h)(10) Election.
               i. Stockholder shall join with Buyer in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any corresponding election under state, local or foreign tax law) with respect to the purchase of the Shares by Buyer (the “Section 338(h)(10) Election”). Any Tax imposed on any of the Corporations or Stockholder as a result of the Section 338(h)(10) Election shall be the responsibility of and be paid by Stockholder. Stockholder further will be responsible for preparing and filing, and paying any tax liability relating to, all income or franchise tax returns relating to periods ending on or before the Effective Date.
               ii. Buyer, the Corporations and Stockholder agree that the Purchase Price and the liabilities of each Corporation (plus other relevant items) will be allocated to the assets of each such Corporation for all purposes (including tax and financial accounting) in accordance with the agreed upon allocation to be set forth in Exhibit 3-H hereof, which allocation shall be binding upon Stockholder. Buyer, the Corporations and Stockholder will file all tax returns (including amended returns and claims for refund), information reports and other forms in a manner consistent with such allocation.
          b. Payment of Taxes; Preparation and Filing of Tax Returns. In the event that a deficiency is finally determined in the amount of Federal or state or local tax payable by any Corporation, which deficiency relates to periods ending on or before the Effective Date, then, in that event, Stockholder agrees to be responsible for the payment of, and shall pay, promptly upon final determination that such payment is due, such deficiency and any interest and penalties thereon. In the event that a tax refund is received, which tax refund relates to periods ending on or before the Closing Date, then, in that event, Stockholder shall be entitled to such tax refund and the Buyer agrees to have the applicable Corporation endorse and deliver such tax refund to Stockholder promptly upon receipt thereof. Stockholder agrees that the Buyer shall not be liable for any income taxes (and associated interest and penalties), net of tax benefits received, of any of the Corporations payable or incurred by any such Corporation through the Effective Date. Stockholder shall be responsible for preparing, filing and paying taxes due on the Form 1120 to be filed for the tax year period ended March 31, 2009, and for the short period between April 1, 2009 and the Effective Date, and each Corporation shall be responsible for preparing, filing and paying taxes due on the Form 1120 to be filed for the short period from the Effective Date through March 31, 2010. The Buyer and Stockholder will cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of tax returns, and any audit, litigation, or other proceeding with respect to the corporate taxes. Buyer will not, without Stockholder’s prior written consent, amend any tax returns of any of the Corporations for any periods prior to the Effective Date, including the Form 1120 to be filed for the tax year ended March 31, 2009, and for the short period between April 1, 2009 and the Effective Date (“Prior Period Tax Returns”). If Buyer files any amendments to Prior Period Tax Returns without the prior written consent of the Stockholder, then Buyer shall be responsible for any and all costs and expenses relating thereto, including costs of defending any audit, litigation, or other proceedings with respect to the taxes, and the costs of paying any additional taxes or assessments

(including penalties and interest) relating to such amended tax returns, and hereby agrees to indemnify Stockholder from and against all liability, and attorney’s fees with respect to such amended returns in accordance with the provisions of Section 13 of this Agreement.
          c. No Further Claims. Except for those amounts mutually agreed to by the parties during the weekly reconciliation process set forth in Section 3.h hereof, Stockholder acknowledges that there remain no amounts due and owing by any of the Corporations to Stockholder, whether or not accrued as of the Closing Date, and releases any claims it may have against each Corporation for any further payments or obligations (except as to those amounts mutually agreed to by the parties during the weekly reconciliation process set forth in Section 3.h hereof).
     13. Indemnification; Remedies.
          a. Indemnification by Stockholder. Stockholder shall and hereby agrees to indemnify, defend and hold harmless at all times, the Buyer, each of the Corporations and each of their respective successors and assigns, as to and against any Damages (as hereinafter defined) resulting from: (i) any inaccurate representation made by Stockholder in or under this Agreement; (ii) breach of any representations or warranties made by Stockholder in or under this Agreement; (iii) breach or default in the performance by Stockholder or any of the Corporations of any of the covenants to be performed by Stockholder or any such Corporation hereunder; and (iv) any Pre-Closing Liabilities.
          b. Indemnification by the Buyer. The Buyer shall and hereby agrees to indemnify, defend and hold harmless at all times Stockholder and its successors and assigns, as to and against any Damages resulting from: (i) any inaccurate representation made by the Buyer in or under this Agreement; (ii) breach of any representations or warranties made by Buyer in or under this Agreement; (iii) breach or default in the performance by the Buyer of any of the covenants to be performed by the Buyer hereunder; and (iv) any claim, debt, liability or obligation of each of the Corporations of any kind arising on or after the Closing Date which pertains to any actions, omissions, debts, liabilities, obligations, facts and events, of any such Corporation, created or arising after the Closing Date.
          c. Definitions.
               i. Damages. The term “Damages” as used herein, shall include any demands, claims, actions, deficiencies, losses, delinquencies, defaults, assessments, fees, costs, taxes, expenses, debts, liabilities, obligations, penalties and damages, including reasonable counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereof, to the extent not paid by insurance. The term “Damages” shall also include, but not be limited to, any Liabilities Deficiency, Subsequent Event Deficiency and/or Contingent Liability, as defined in Section 4 hereof, to the extent not paid by offsets made against the Contingent Cash Consideration pursuant to Section 4 hereof and to the extent not paid by insurance. If any of the Damages are covered by any insurance policies maintained by a Corporation, either before or after Closing (including the general liability occurrence policy currently maintained by a Corporation), Buyer shall cause such Corporation to make a claim on such insurance in connection with any indemnity claim but no such requirement to make such claim for insurance shall delay, hinder, avoid or prevent Buyer from asserting or pursuing any indemnification claim against the Stockholder pursuant to this Section 13 and to recover Damages from the Stockholder.
               ii. Pre-Closing Liabilities. The term “Pre-Closing Liabilities” as used herein shall mean (A) any claim, debt, liability or obligation of any of the Corporations of any kind (whether known or unknown, accrued, absolute, contingent or otherwise) which becomes known, is uncovered or arises on or after the Closing Date but which pertains to any actions, omissions, debts, liabilities, obligations, or, to the extent occurring before the Closing Date, facts and events, of any such Corporation, created or arising before the Closing Date, and (B) any claim against any of the Corporations for liability which pertains to or arises from services provided by any of the Corporations prior to the Closing Date, except, as to (A) and (B): (a) liabilities incurred after the Last Balance Sheet Date in the ordinary course of business that did not, individually or in the aggregate, have a material adverse effect on the Business of the Corporations, assets, results of operations, prospects or condition (financial or otherwise) of the Corporations as of the Closing Date; and (b) liabilities and obligations the responsibility for which has been specifically addressed by the Parties in this Agreement.
          d. Remedies.
               i. Buyer’s Remedies. In the event Buyer makes written request to Stockholder for the payment of Damages and Stockholder fails to make the requested payment within thirty (30) days from the date of delivery of such written request (said thirty (30) day period hereinafter referred to as the “Stockholder Notice Period”), Buyer shall have the right, in the exercise of its sole discretion, to either (I) make offset against the Contingent Cash Consideration pursuant to Section 3.b hereof; or (II) require Stockholder to pay Buyer the full amount of such Damages in cash within the twenty (20) day period following the applicable Stockholder Notice Period (and Stockholder shall be liable for such amount and for the payment of such amount in full during such period); provided, however, that Stockholder shall have the option of disputing the validity of the claim or liability giving rise to the Damages (the “Stockholder Disputed Claim”) by providing written notice to Buyer of such dispute within the Stockholder Notice Period. The dispute between Buyer and Stockholder shall be settled by arbitration pursuant to Section 13.e hereof. In the event Stockholder accepts responsibility for a Stockholder Disputed Claim involving a third party but desires to contest such Stockholder Disputed Claim and assume all responsibility for the ultimate outcome thereof, Stockholder shall defend the Stockholder Disputed Claim pursuant to Section 13.f hereof and shall be liable to Buyer for any and all Damages resulting therefrom.
               ii. Stockholder’ Remedies. In the event Stockholder make written request to Buyer for the payment of Damages and Buyer fails to make the requested payment within thirty (30) days from the date of delivery of such written request (said thirty (30) day period hereinafter referred to as the “Buyer Notice Period”), Stockholder shall have the right to require Buyer to pay Stockholder the full amount of such Damages in cash within the twenty (20) day period following the applicable Buyer Notice Period (and Buyer shall be liable for such amount and for the payment of such amount in full during such period); provided, however, that

Buyer shall have the option of disputing the validity of the claim or liability giving rise to the Damages (the “Buyer Disputed Claim”) by providing written notice to Stockholder of such dispute within the Buyer Notice Period. The dispute between Buyer and Stockholder shall be settled by arbitration pursuant to Section 13.e hereof. In the event Buyer accepts responsibility for a Buyer Disputed Claim involving a third party but desires to contest such Buyer Disputed Claim and assume all responsibility for the ultimate outcome thereof, the Buyer shall defend the Buyer Disputed Claim pursuant to Section 13.f hereof and shall be liable to Stockholder for any and all Damages resulting therefrom.
          e. Arbitration. In the event settlement of a Buyer Disputed Claim or Stockholder Disputed Claim (a “Dispute”) is required to be resolved by arbitration, such arbitration shall be commenced by written notice from the party claiming such Dispute to the other party that such party has elected to have such Dispute settled by arbitration. Any Dispute shall be settled by arbitration in Orlando, Florida and judgment upon the award rendered may be entered in any court having jurisdiction thereof, under the then current Commercial Arbitration Rules (whereby if three arbitrators are to be selected, each of the Parties selects one and the arbitrators so selected choose the third) of the American Arbitration Association (“the Association”). The arbitration shall be held at a mutually agreeable location in Orlando, Florida and conducted by a panel of three (3) arbitrators (if the amount in dispute exceeds $100,000) or by a single arbitrator (if the amount in dispute is equal to or less than $100,000). Not later than ten (10) days after the delivery of a written notice of a Dispute, the parties shall submit the matter to the Association. Not later than ten (10) days after the arbitrator(s) are appointed, the arbitrator(s) shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing shall commence no later than thirty (30) days after the arbitrator(s) are appointed. The arbitrator(s) shall issue his, her or their award in writing no later than twenty (20) calendar days after the conclusion of the hearing. In the event the Dispute which is the subject of the arbitration involves a claim by a third party, the party or parties against whom the claim was made shall be responsible for taking sufficient legal action to protect such party’s interest until such time as the arbitrator(s) shall have decided which of Buyer or Stockholder is the responsible party. Immediately upon the responsible party being determined by the arbitrator(s), the responsible party shall take control of resolving the claim pursuant to Section 13.f hereof and shall reimburse the other party for any reasonable expenses incurred by such party prior to taking such control.
          f. Right to Defend. In the event a party hereto elects to take responsibility for defending either a Stockholder Disputed Claim or Buyer Disputed Claim pursuant to Section 13.d hereof, such party (the “Indemnifying Party”) shall defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding at its own cost and expense, and the other party (the “Indemnified Party”) must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense (but shall keep the Indemnified Party informed as to the progress of the case and, if requested by the Indemnified Party, shall consult with the Indemnified Party as to the defenses intended to be asserted, the litigation strategies intended to be implemented and the settlement terms intended to be offered) unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event both the Indemnifying Party and Indemnified Party are parties to the action, the Indemnifying Party shall take immediate steps to attempt to have the applicable arbitor dismiss Indemnified Party from such action. If the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same and make any monetary compromise or settlement thereof and recover the entire cost thereof from the Indemnifying party including reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise.
     14. Expenses. The Buyer and Stockholder will each be solely responsible for and shall bear all of its own respective costs and expenses, including, without limitation, expenses of legal counsel, accountants and other advisers, incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated thereby, and no such fees of Stockholder or any of the Corporations shall be borne or accrued by any of the Corporations.
     15. Amendment and Waiver. This Agreement may be amended or modified at any time and in all respects, or any provisions may be waived by an instrument in writing executed by the Buyer and Stockholder, or either of them in the case of a waiver.
     16. Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any right created hereby shall be assignable by Stockholder or the Buyer without the prior written consent of the other, except for an assignment incident to a merger, consolidation or reorganization. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties hereto and their successors, any rights or remedies under or by reason of this Agreement.
     17. Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement. Facsimile signatures may be deemed binding for this Agreement, or any modification or amendment thereto, or any documents contemplated hereby.
     19. Gender. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.
     20. Parties In Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Buyer and Stockholder, and their respective successors and permitted assigns.

     21. Integrated Agreement; Exhibits. This Agreement constitutes the entire agreement between the Parties hereto, supersedes any prior understandings, agreements or representations of the Parties and there are no agreements, understandings, restrictions, warranties, or representations between the Parties, written or oral, other than those set forth herein or herein provided for. All of the Exhibits referenced in this Agreement are incorporated into this Agreement by such reference thereto and made a part hereof.
     22. Choice of Law and Venue. It is the intention of the Parties that the laws of the State of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties, without giving effect to any choice or conflict of law provision or rule. Any action involving or relating to this Agreement shall be brought in the state court of appropriate jurisdiction sitting in Orange County, Florida.
     23. Notices. All notices, payments, demands and requests from one Party to the another, made pursuant to this Agreement or the transactions contemplated hereunder, shall be in written form and shall be deemed duly given if personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by Federal Express or other recognized next-day business couriers, or by fax and followed by hard copy, at the following addresses:

As to Stockholder:	Arcadia Products, Inc.
c/o Arcadia Resources, Inc.
9229 Delegates Row, Suite 260
Indianapolis, Indiana 46240
Attn: Marvin R. Richardson
Fax No.: 317-575-6195

With copy to:	David C. Wright, Esq.
c/o Arcadia Resources, Inc.
9229 Delegates Row, Suite 260
Indianapolis, Indiana 46240
Fax No.: 317-575-6195

As to the Buyer:	Aerocare Holdings, Inc.
3325 Bartlett Blvd.
Orlando, Florida 32811
Attn: Stephen P. Griggs
Fax No.: 407-206-0010

With copy to:	Thomas A. Simser, Jr., Esq.
Thomas A. Simser, Jr., P.L.
P.O. Box 1360
Hernando, Florida 34442-1360
Fax No.: 407-386-6552

     Notice shall be effective (i) if by registered or certified mail, or overnight next-day business couriers, three (3) days after deposit in the U.S. mail or with such courier, (ii) if by fax, upon confirmation of successful transmission of such notice, (iii) if by personal delivery, upon such delivery, and (iv) if by any other permitted means, upon receipt. In the event that any of the named Parties desire to receive notice at another address, it shall be their responsibility to notify all of the other Parties, in writing, of the new address.
     24. Further Assurances. From time to time hereafter and without further consideration, each of the Parties shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such other actions as any of the other Parties may reasonably request in order to more effectively consummate the transactions contemplated hereunder or as shall be reasonably necessary or appropriate in connection with the carrying out of the Parties’ respective obligations hereunder for the purposes of this Agreement. The Parties understand that, after the Closing, Stockholder may inadvertently receive checks, wire transfers or other deliveries of monies, which are the property of one or more of the Corporations. Stockholder agrees to remit such monies to the applicable Corporation promptly after receipt.
     25. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     26. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The words “to the knowledge of” or words of similar effect and import, shall mean and include such knowledge of facts and circumstances as would reasonably be known to a reasonably diligence and prudent person carrying out the director, officer and/or employee duties of any such positions held by the person making such representation or, if such representation is being made on behalf of a corporation or other business entity, such corporation or other business entity shall be deemed to have knowledge of such facts and circumstances actually known by, or which should have reasonably been known by, any member of its board of directors or any of its executive officers.
     27. Limitation of Stockholder’s Liability. The Parties acknowledge and agree that notwithstanding anything contained within this Agreement to the contrary, in no event shall the aggregate liability of the Stockholder for any and all losses, Damages (as defined in this Agreement or otherwise), claims or other amounts that Buyer may incur or suffer, which arises, results from, or relates to this Agreement or any schedule, exhibit, document, agreement or instrument furnished or to be furnished by the Stockholder in connection with this Agreement or any of the transactions contemplated by this Agreement, whether based in contract, tort or otherwise, exceed, in the aggregate, Four Million Seven Hundred Fifty Thousand Dollars

($4,750,000); provided that the preceding shall not apply to any such losses, Damages, claims or other amounts arising or resulting from fraud or intentional misrepresentation of the Stockholder.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

Signed, sealed and delivered	ARCADIA PRODUCTS, INC., a
in the presence of:	Delaware corporation

/s/ Kristi Lehman	By:	/s/ Marvin R. Richardson

Marvin R. Richardson, President

Date Executed: 5/18/09

“Stockholder”

AEROCARE HOLDINGS, INC., a
Delaware corporation

/s/ Patricia Jones	By:	/s/ Joseph R. Russell

Joseph P. Russell, Chief Financial Officer and Assistant Secretary

/s/ Scott Bogan	Date Executed: 5/18/09

“Buyer”

INDEX TO EXHIBITS

Exhibit	Description

3-A	Schedule of Wire Instructions

3-G	Allocation Schedule (forms required under Section 338(h)(10)) [TO BE PREPARED AND DELIVERED POST-CLOSING]

3-I	List of Agreements Pertaining to Rossville Billing Center Transition

6-A	Officers and Directors of Each Corporation

6-B	Certain Distributions

6-C	Financial Statements

6-D	Schedule of Liabilities

6-F	Schedule of Stockholder Agreements

6-G	Schedule of Stockholders, Distributions and Exempted Transactions

6-H	Tax Returns

6-I	Schedule of Litigation and Other Legal Proceedings

6-K1	Schedule of Included Assets

6-K2	Schedule of Excluded Assets

6-M	Schedule of Contracts

6-N	Schedule of Leases and Insurance Policies

6-R	Schedule of Accounts Payable Data [the April 30, 2009 A/P Schedule is to be delivered at Closing, and the May 15, 2009 A/P Schedule is to be delivered on or before May 31, 2009]

6-S1	Schedule of Personnel, Payrates and Employment and Non-Compete Agreements

6-S2	Schedule of Certain Retirement and Other Benefits

6-T	Patients’ List of the Business

6-U	List of Provider Numbers

6-Z	Schedule of Adverse Business Developments

9-E	Legal Opinion of Buyer’s Counsel [TO BE DELIVERED PROMPTLY AFTER DELIVERY OF THE LEGAL OPINION OF STOCKHOLDER’S AND CORPORATIONS’ COUNSEL]

Exhibit	Description

10-C	Legal Opinion of Stockholder’s and Corporations’ Counsel

10-D	Forms of Non-Competition and Non-Solicitation Agreements of Arcadia Products, Inc., Arcadia Resources, Inc., RKDA, Inc., and SSAC, LLC d/b/a Arcadia RX

10-E	Form of Employment Agreement of Darian Byrd

10-F	Forms of Guaranty Agreements of Arcadia Resources, Inc. and RKDA, Inc.

10-G	Forms of Resignations of All Officers and Directors of Each Corporation

10-H	Forms of Required Assignments and Landlord Consents

10-J	Copies of Executed Originals of Release Letters signed by Jana Master Fund, Ltd., Vicis Capital Master Fund, and LSP Partners, respectively

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